M-Wave Achieves Bid Price Compliance

FRANKLIN PARK, IL--(MARKET WIRE)— January 5, 2007 -- M-Wave, Inc. (NasdaqCM: MWAVD - News), an international electronic procurement services firm and virtual manufacturer of customer-specified electronic components (the “Company”), announced that it has received confirmation from Nasdaq Listing Qualifications that it has successfully regained compliance with Nasdaq Marketplace Rule 4310 (c) (4) whereby the closing bid price of the Company’s common stock has closed above $1 for ten consecutive trading days.

The Company expects to make further public announcements in the coming weeks.

Contact:

Jim Mayer, Interim CEO or

Jeff Figlewicz, CFO

630 562-5550 Ext. 4751

About M-Wave, Inc.

M-Wave provides supply chain services and sources printed circuit boards, custom electronic components and direct broadcasting satellite parts domestically and from Asia. M-Wave’s Electro-Mechanical Group division (EMG) sources high-performance printed circuit boards and custom and engineered electronic components from original equipment manufacturers and contract manufacturers in Asia and the US. The products are used in a wide range of telecommunications and industrial electronics products. EMG also offers domestic and international supply chain services and annual forecast financing for its middle market customers. M-Wave‘s website is located at www.mwav.com.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties, including M-Wave’s ability to develop a plan that will bring the company into compliance with the Nasdaq Capital Market listing requirements, Nasdaq’s determination that the plan is adequate, and M-Wave’s ability to effect its plan. M-Wave’s plan will be dependent on its anticipated future operations which may differ materially depending on a variety of factors, including, but not limited to the following: the achievement of M-Wave’s projected operating results, the achievement of efficient volume production and related sales revenue, the ability to integrate acquired companies into M-Wave’s existing business, the ability to restructure or dispose of some of its operations, and its ability to raise additional capital. Additional information with respect to the risks and uncertainties faced by M-Wave may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the company’s filings with the Securities and Exchange Commission including M-Wave’s Report on Form 10-KSB for the year ended December 31, 2005, its Forms 10-QSB, and other SEC filings.